Exhibit 99.1

FLUIDIGM ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif., August 4, 2016 – Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the second quarter ended June 30, 2016.

Total revenue for the second quarter of 2016 was $28.2 million, a decrease of 2% from $28.6 million in the second quarter of 2015. GAAP net loss for the second quarter of 2016 was $18.6 million, compared with a GAAP net loss of $15.2 million for the second quarter of 2015. Non-GAAP net loss for the second quarter of 2016 was $9.9 million, compared with a $5.8 million non-GAAP net loss for the second quarter of 2015.

Total revenue for the first six months of 2016 was $57.2 million, an increase of 3% from $55.3 million in the first six months of 2015. GAAP net loss for the first six months of 2016 was $38.5 million, compared with a GAAP net loss of $31.2 million in the first six months of 2015. Non-GAAP net loss for the first six months of 2016 was $21.3 million, compared with a $13.1 million non-GAAP net loss for the first six months of 2015.

“Revenue from products launched in 2015 and consumables revenue from applied markets grew in the second quarter compared with the year ago period. We are disappointed, however, that single-cell biology revenue declined in the quarter. While our proteomics product line revenue posted solid growth, this decline was driven primarily by lower-than-expected C1™ instrument revenue. We expect C1 system sales to remain challenged in the third quarter of 2016, but believe that the breadth of our C1 applications, the release of new high-throughput IFCs, and progress toward another order-of-magnitude increase in throughput will position C1 to regain traction in the fourth quarter,” said Gajus Worthington, Fluidigm chief executive officer.

“Our proteomics product line continued to deliver strong performance, growing over 40% in the first six months of 2016 compared with the year ago period. We are also very excited about our impending fourth quarter release of the Imaging Mass Cytometry system, a breakthrough technology in the field of tissue imaging. Finally, we continue to expect progress on our strategic commercial initiatives, including anticipated revenue growth within applied markets in the second half of the year,” continued Worthington.

Financial Highlights

Total revenue of $28.2 million by category for Q2 2016:

•	Instrument revenue decreased approximately 9% or $1.3 million year-over-year in the second quarter, mainly due to lower revenue from C1 systems.

•	Consumables revenue increased approximately 4% or $0.4 million year-over-year in the second quarter, mainly due to higher revenue from genomics analytical integrated fluidic circuits (IFCs) and proteomics reagents.

•	IFC pull-through for the second quarter was within its historical range of $25,000 – $35,000 per instrument/year for genomics analytical systems and below its historical range of $15,000 – $25,000 per instrument/year for genomics preparatory systems.

•	Consumables pull-through for proteomics analytical systems in the second quarter was within its historical range of $50,000 – $70,000 per instrument/year.

•	Service revenue increased approximately 17% or $0.5 million year-over-year in the second quarter.

Total product revenue of $24.7 million by customer for Q2 2016:

•	Total product revenue from Research customers was $15.5 million, down approximately 13% or $2.4 million year-over-year, mainly due to lower C1 system revenue.

•	Total product revenue from Applied customers was $9.3 million, up approximately 19% or $1.5 million year-over-year, driven primarily by higher proteomics and genomics analytical system revenue.

Total installed base of approximately 1,765 units at the end of Q2 2016:

•	Approximately 910 units of the installed base were analytical systems, with the balance comprising preparatory systems.

•	Total single-cell biology systems (includes C1, Polaris™, Helios™, CyTOF®, CyTOF 2, Callisto™, Biomark™, and Biomark HD systems motivated by single-cell research) represented approximately 890 units. Approximately 60% of the Biomark HD system sales during the second quarter were motivated by single-cell biology research.

•	Approximately 40% of C1 system sales were combined with a Biomark HD system in the second quarter.

Total revenue of $28.2 million by geography for Q2 2016:

•	Total revenue by geographic region was as follows: U.S. – $13.8 million; Europe – $8.5 million; APAC – $4.0 million; and Other – $1.9 million.

•	Geographic region as a percent of total revenue was as follows: U.S. – 49%; Europe – 30%; APAC – 14%; and Other – 7%.

•	Total revenue year-over-year growth rates by region were as follows: U.S. – decreased by 3%; Europe – decreased by 6%; APAC – increased by 7%; and Other – increased by 17%.

Product margin and cash, cash equivalents, and investments:

•	GAAP product margin was 54.6% in the second quarter of 2016, versus 56.5% in the year ago period. Non-GAAP product margin was 69.5% in the second quarter of 2016, compared with 70.5% in the year ago period. Non-GAAP product margin excludes the effects of amortization of developed technology, depreciation and amortization, and stock-based compensation expense (see accompanying table for reconciliation of GAAP and non-GAAP product margins).

•	As of June 30, 2016, Fluidigm had approximately $86.4 million in cash, cash equivalents, and investments, compared with $95.2 million in cash, cash equivalents, and investments, as of March 31, 2016.

Recent Business Highlights

•	On August 1, the company appointed Chris Linthwaite as President and Chief Operating Officer. Prior to joining Fluidigm, Linthwaite served as President of the Genetic Sciences Division at Thermo Fisher Scientific and the President of the BioProduction Division at Life Technologies.

•	In May, the company introduced Single-Cell TCR (T cell receptor) Sequencing, its fifteenth application for the C1 system. Single-Cell TCR Sequencing is an immunology application that enables in-depth profiling of T cells at single-cell resolution and provides a novel approach to interrogate the functional response of each T cell.

•	In June, Fluidigm established a customer inspiration center in Canada to provide firsthand demonstrations of its mass cytometry technology and applications to interested researchers worldwide. In the near future, the company expects to implement a certified training program for new users of this technology and also expand demonstrations to include all Fluidigm systems.

•	In July, Fluidigm received International Organization for Standardization (ISO) 13485:2003 and ISO 9001:2008 certification for the design, development, manufacturing, and distribution of single-cell genomics and high-throughput genomics systems. The certified Singapore facility manufactures instruments and IFCs for analysis of single cells and nucleic acids from blood, tissues, and tumor samples. The certified South San Francisco facility designs and develops instrumentation and IFCs, and manufactures high-performance genomic reagents and conjugated antibodies.

Financial Outlook for Full Year 2016

•	Our full year 2016 revenue guidance is unchanged from our prior guidance range of $124 million to $128 million and includes revenue from our Imaging Mass Cytometry system, which we expect to release in the fourth quarter. We expect currency-related impact on 2016 revenue to be minimal. Other components of our financial outlook for 2016 are as follows:

•	GAAP operating expenses are expected to be approximately $132 million to $137 million.

•	Non-GAAP operating expenses, excluding approximately $14 million of estimated stock-based compensation expense and $5 million of estimated depreciation and amortization expense, are expected to be approximately $114 million to $118 million. Our estimates of forward-looking non-GAAP operating expenses exclude estimates for stock-based compensation expense, depreciation and amortization, loss on disposal of property and equipment, future changes relating to developed and acquired technologies, and other intangible assets, among other items, certain of which are described in more detail in the accompanying table to this release under the caption “Reconciliation of GAAP to non-GAAP Financial Information.” The timing and amount of certain material items needed to estimate non-GAAP financial measures are inherently unpredictable or outside our control to predict. Accordingly, for future periods we are unable to provide a complete quantitative reconciliation of non-GAAP operating expenses without unreasonable effort. Material changes to any of these items could have a significant effect on our guidance and future non-GAAP results.

•	Interest expense is expected to be approximately $6 million.

•	Total cash outflow in 2016 is expected to be approximately $25 million to $30 million, including capital spending of approximately $4 million to $6 million.

•	Total depreciation and amortization expense is expected to be approximately $17 million to $18 million in 2016 and includes approximately $11 million of developed technology amortization expense recorded in cost of product revenue.

•	Cash, cash equivalents, and investments are expected to be approximately $70 million to $75 million at the end of the fourth quarter of 2016.

Conference Call Information

Fluidigm will host a conference call today, August 4, 2016, at 2:00 p.m. PT (5:00 p.m. ET). Individuals interested in listening to the conference call may do so by dialing (877) 556-5248 for domestic callers, or (720) 545-0029 for international callers. Please reference Conference ID 34161018. Interested parties may access the live teleconference in the Investor Relations section of the company’s website at: http://investors.fluidigm.com/events.cfm. The link will not be active until 1:45 p.m. PT (4:45 p.m. ET) on August 4, 2016.

A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), Conference ID 34161018. The conference call will also be archived on the Fluidigm investor’s page at: http://investors.fluidigm.com/.

Statement Regarding Use of Non-GAAP Financial Information

Fluidigm has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the second quarter and first half of 2016 and 2015. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release. For future periods, Fluidigm is unable to provide a complete quantitative reconciliation of non-GAAP measures as a result of the inherent uncertainty regarding, and the potential variability of, the factors affecting future non-GAAP operating expenses, including (without limitation) uncertainty concerning future changes relating to stock-based compensation expense, depreciation and amortization, loss on disposal of property and equipment, developed and acquired technologies, and other intangible assets, among other items, that Fluidigm cannot accurately estimate.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to current estimates of 2016 total revenue (including the impact of revenue from Fluidigm’s Imaging Mass Cytometry system); GAAP and non-GAAP operating expenses; total cash outflow; stock-based compensation expense; interest expense; capital spending; currency-related impact on 2016 revenue; cash outflow from operations; depreciation and amortization; developed technology amortization; cash, cash equivalents, and investments at the end of the fourth quarter of 2016; future growth and position in our target markets; estimates of 2016 product revenue trends, including C1 system trends; the timing of anticipated revenue growth in 2016; anticipated new product release expectations, including for Fluidigm’s new high-throughput IFCs and Imaging Mass Cytometry system; Fluidigm’s plans to implement a certified training program for new users of its mass cytometry technology and applications and to expand such demonstrations to include all Fluidigm systems; expected progress on strategic commercial initiatives; and plans, objectives, expectations, and strategies for Fluidigm’s business, including its commercial execution, market opportunities, and anticipated challenges and uncertainties for the remainder of 2016. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks relating to the future financial performance of Fluidigm product lines; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks; competition; Fluidigm research and development, sales, marketing, and distribution plans and capabilities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Fluidigm business and operating results are contained in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2015, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Fluidigm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for growth markets such as single-cell biology and production genomics. We sell to leading academic institutions, clinical laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Our systems are based on proprietary microfluidics and multiparameter mass cytometry technology and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

We use our website (www.fluidigm.com), corporate Twitter account (@fluidigm), Facebook page (https://www.facebook.com/Fluidigm), and LinkedIn page (https://www.linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Fluidigm, the Fluidigm logo, Biomark, C1, Callisto, CyTOF, Helios, and Polaris are trademarks or registered trademarks of Fluidigm Corporation.

Contact:

Fluidigm Corporation

Ana Petrovic

Director, Corporate Development and Investor Relations

(650) 243-6628 (office)

ana.petrovic@fluidigm.com

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Instruments	$13,195	$14,532	$27,009	$27,700
Consumables	11,538	11,122	23,094	21,948

Product revenue	24,733	25,654	50,103	49,648
Service revenue	3,389	2,904	6,933	5,556
License and grant revenue	46	60	135	143

Total revenue	28,168	28,618	57,171	55,347
Costs and expenses:
Cost of product revenue	11,239	11,156	22,026	21,049
Cost of service revenue	1,248	809	2,446	1,562
Research and development	9,978	10,090	20,390	20,080
Selling, general and administrative	23,845	21,222	49,320	41,316

Total costs and expenses	46,310	43,277	94,182	84,007

Loss from operations	(18,142)	(14,659)	(37,011)	(28,660)
Interest expense	(1,453)	(1,451)	(2,906)	(2,904)
Other expense, net	(44)	608	(368)	(512)

Loss before income taxes	(19,639)	(15,502)	(40,285)	(32,076)
Benefit from income taxes	1,022	266	1,784	909

Net loss	$(18,617)	$(15,236)	$(38,501)	$(31,167)

Net loss per share, basic and diluted	$(0.64)	$(0.53)	$(1.33)	$(1.09)

Shares used in computing net loss per share, basic and diluted	28,944	28,803	28,904	28,636

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2016	December 31, 2015 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,898	$29,117
Short-term investments	50,512	65,855
Accounts receivable, net	18,885	25,457
Inventories	18,180	17,924
Prepaid expenses and other current assets	3,569	5,742

Total current assets	127,044	144,095
Long-term investments	—	6,493
Property and equipment, net	16,816	15,258
Other non-current assets	8,621	9,048
Developed technology, net	85,445	91,048
Goodwill	104,108	104,108

Total assets	$342,034	$370,050

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$5,830	$6,094
Accrued compensation and related benefits	3,335	3,553
Other accrued liabilities	14,122	11,015
Deferred revenue, current portion	9,028	9,419

Total current liabilities	32,315	30,081
Convertible notes, net	194,811	194,673
Deferred tax liability, net	21,606	23,595
Other non-current liabilities	9,038	6,800

Total liabilities	257,770	255,149
Total stockholders’ equity	84,264	114,901

Total liabilities and stockholders’ equity	$342,034	$370,050

(1)	Derived from audited consolidated financial statements

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Operating Activities
Net loss	$(38,501)	$(31,167)
Depreciation and amortization	3,245	2,779
Stock-based compensation expense	7,447	8,706
Amortization of developed technology	5,600	5,600
Other non-cash items	554	230
Changes in assets and liabilities, net	6,509	(3,777)

Net cash used in operating activities	(15,146)	(17,629)
Investing Activities
Purchases of investments	(34,559)	(33,731)
Proceeds from sales and maturities of investments	56,387	39,376
Proceeds from sale of investment in Verinata	2,330	—
Purchase of intangible assets	—	(120)
Purchases of property and equipment	(2,662)	(2,310)

Net cash provided by investing activities	21,496	3,215
Financing Activities
Proceeds from exercise of stock options, net of tax payments	134	5,128

Net cash provided by financing activities	134	5,128
Effect of foreign exchange rate fluctuations on cash and cash equivalents	297	(682)

Net increase in cash and cash equivalents	6,781	(9,968)
Cash and cash equivalents at beginning of period	29,117	33,713

Cash and cash equivalents at end of period	$35,898	$23,745

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss (GAAP)	$(18,617)	$(15,236)	$(38,501)	$(31,167)
Stock-based compensation expense	3,730	4,638	7,447	8,706
Amortization of developed technology (a)	2,800	2,800	5,600	5,600
Interest expense (b)	1,453	1,451	2,906	2,904
Depreciation and amortization	1,552	1,255	3,016	2,427
Benefit from acquisition related income taxes (c)	(808)	(794)	(1,826)	(1,614)
Loss on disposal of property and equipment	5	93	12	93

Net loss (Non-GAAP)	$(9,885)	$(5,793)	$(21,346)	$(13,051)

Shares used in net loss per share calculation - basic and diluted (GAAP and Non-GAAP)	28,944	28,803	28,904	28,636

Net loss per share - basic and diluted (GAAP)	$(0.64)	$(0.53)	$(1.33)	$(1.09)

Net loss per share - basic and diluted (Non-GAAP)	$(0.34)	$(0.20)	$(0.74)	$(0.46)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP PRODUCT MARGIN

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Product margin (GAAP)	$13,494	$14,498	$28,077	$28,599
Amortization of developed technology (a)	2,800	2,800	5,600	5,600
Depreciation and amortization (d)	549	260	1,088	515
Stock-based compensation expense (d)	338	524	716	1,008

Product margin (Non-GAAP)	$17,181	$18,082	$35,481	$35,722

Product margin percentage (GAAP)	54.6%	56.5%	56.0%	57.6%
Product margin percentage (Non-GAAP)	69.5%	70.5%	70.8%	72.0%

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING EXPENSES

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating expenses (GAAP)	$33,823	$31,312	$69,710	$61,396
Stock-based compensation expense (e)	(3,392)	(4,114)	(6,731)	(7,698)
Depreciation and amortization (e)	(1,003)	(995)	(1,928)	(1,912)
Loss on disposal of property and equipment (e)	(5)	(93)	(12)	(93)

Operating expenses (Non-GAAP)	$29,423	$26,110	$61,039	$51,693

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP LOSS FROM OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Loss from operations (GAAP)	$(18,142)	$(14,659)	$(37,011)	$(28,660)
Stock-based compensation expense	3,730	4,638	7,447	8,706
Amortization of developed technology (a)	2,800	2,800	5,600	5,600
Depreciation and amortization (e)	1,552	1,255	3,016	2,427
Loss on disposal of property and equipment (e)	5	93	12	93

Loss from operations (Non-GAAP)	$(10,055)	$(5,873)	$(20,936)	$(11,834)

(a)	represents amortization of developed technology in connection with the DVS acquisition
(b)	represents interest expense on Senior Convertible Notes
(c)	represents the tax impact on the purchase of intangible assets in connection with the DVS acquisition
(d)	represents expense associated with cost of product revenue
(e)	represents expense associated with research and development, selling, general and administrative activities